Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Developers Diversified Realty Corporation (“DDR”) for the registration of 5,450,000 of its common shares and to the incorporation by reference therein of our report dated March 18, 2003, except for Note 24, as to which the date is January 20, 2004, with respect to the consolidated financial statements of JDN Realty Corporation included in the Current Report on Form 8-K of DDR, as filed with the Securities and Exchange Commission on January 20, 2004.

/s/ Ernst & Young LLP

Atlanta, Georgia
December 14, 2004